Exhibit 2.1

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AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BEA SYSTEMS, INC.

BAJA, INC.

AND

PLUMTREE SOFTWARE, INC.

August 22, 2005

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		Page

8.10	Assignment	54

8.11	Attorneys’ Fees	54

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SCHEDULES

Company Disclosure Schedule

v

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EXHIBITS

Exhibit A	-	Form of Voting Agreement

Exhibit B	-	Form of Certificate of Merger

Exhibit C	-	Form of FIRPTA Notice

Exhibit D	-	Form of IRS Notice

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of August 22, 2005 (the “Execution Date”) by and among BEA SYSTEMS, INC., a Delaware corporation (“Parent”), BAJA, INC., a Delaware corporation (“Merger Sub”), and PLUMTREE SOFTWARE, INC., a Delaware corporation (“Company”). An index of the defined terms used in this Agreement can be found in Appendix I hereto.

RECITALS

A. The Boards of Directors of Parent, Merger Sub and Company each have determined that the business combination between Parent and Company through the merger of Merger Sub with and into Company pursuant to the terms and subject to the conditions set forth herein (the “Merger”) is in the best interests of their respective companies and stockholders.

B. Merger Sub is a wholly-owned subsidiary of Parent.

C. Pursuant to the Merger, among other things, each outstanding share of capital stock of Company shall be converted into cash at the rate set forth herein.

D. Company and Parent desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E. As an inducement to Parent to enter into this Agreement, certain officers, directors and stockholders of Company have concurrently herewith entered into an agreement to vote the shares of Company Capital Stock owned by such persons to approve the Merger and this Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”).

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into Company, which shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and the separate existence of Merger Sub shall thereupon cease. The name of the Surviving Corporation shall remain “Plumtree Software, Inc.” The Merger shall have the effects set forth in the applicable provisions of the Delaware General Corporation Law (“Delaware Law”).

1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable and in any event not later than two business days after the satisfaction or waiver of each of the

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conditions set forth in Article 6 hereof or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Morrison & Foerster, LLP, 755 Page Mill Road, Palo Alto, California, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, in the form attached hereto as Exhibit B (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing with the Secretary of State of Delaware being the “Effective Time” and the date of such filing being the “Effective Date”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws.

(a) Subject to the terms of Section 5.10(a), at the Effective Time, the Certificate of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, that as of the Effective Time, Company’s Certificate of Incorporation shall be amended as set forth in Exhibit A to the Certificate of Merger.

(b) Subject to the terms of Section 5.10(a), the Bylaws of Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Bylaws.

1.5 Directors and Officers. At the Effective Time, the directors of Merger Sub, serving in such capacity immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub, holding office immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

1.6 Effect on Capital Stock.

(a) Certain Definitions.

“Company Capital Stock” shall mean all outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding shares of any other capital stock of Company as of the Effective Time.

“Company Common Stock” shall mean shares of the common stock of Company, par value $0.001 per share.

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“Company ESPP” shall mean the 2002 Employee Stock Purchase Plan of the Company.

“Company Options” shall mean any and all options or other rights to purchase or otherwise acquire shares of Company Capital Stock, whether or not presently exercisable or subject to additional conditions prior to exercise, under and pursuant to the (i) 1997 Equity Incentive Plan, (ii) 2002 Stock Plan; and (iii) 2002 Director Option Plan (each, a “Company Stock Option Plan,” and collectively, the “Company Stock Option Plans”).

“Company Preferred Stock” shall mean shares of the preferred stock of Company.

“Company Warrants” shall mean all issued and outstanding warrants to purchase shares of Company Capital Stock.

“Per Share Common Stock Consideration” shall mean cash in the amount of $5.50 as may be adjusted pursuant to Section 1.6(e) hereof.

“Unvested Company Option” shall mean any Company Option that, by its terms, is not vested and exercisable by the holder thereof as of the Effective Time.

“Vested Company Option” shall mean any Company Option that is not an Unvested Company Option.

(b) Conversion of Company Common Stock. By virtue of the Merger and without any further action on the part of Parent, Company, the Merger Sub or the holders of any of Company’s securities, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, but excluding any shares canceled pursuant to Section 1.6(c) and any Dissenting Shares, will be automatically canceled, extinguished and converted into the right to receive the Per Share Common Stock Consideration, without interest.

(c) Cancellation of Company Capital Stock Owned by Company, Parent and Subsidiaries. At the Effective Time, all shares of Company Capital Stock that are owned by Company as treasury stock (including any Company Preferred Stock) and each share of Company Capital Stock owned by any direct or indirect wholly-owned subsidiary of Company shall be canceled and extinguished without any rights to conversion thereof and no consideration shall be delivered in exchange therefore. At the Effective Time, any shares of Company Capital Stock that are owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent shall be canceled and retired and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

(d) Treatment of Company Options and Company Warrants.

(i) At the Effective Time, the Company Stock Option Plans and all Unvested Company Options then outstanding shall be assumed by Parent and converted into Parent Options in accordance with Section 5.9(a) hereof.

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(ii) Immediately prior to the Effective Time, each Vested Company Option will be canceled in consideration of payment to the holder thereof of an amount equal to the excess, if any, of the Per Share Common Stock Consideration over the exercise price for each share of Company Common Stock under such Vested Company Option subject to withholding for applicable income, employment and other taxes. No later than fifteen (15) days prior to the Effective Time, Company agrees to give notice to the holders of Vested Company Options as to the cancellation of the Vested Company Options in accordance with this Section 1.6(d), subject to reasonable review and approval of the notice by Parent.

(iii) Immediately prior to the Effective Time, each Company Warrant will be canceled in consideration of payment to the holder thereof of an amount equal to the excess, if any, of the Per Share Common Stock Consideration over the exercise price for each share of Company Common Stock issuable upon the exercise of such Company Warrant, multiplied by the total number of shares of Company Common Stock issuable upon the exercise in full of such Company Warrant, in each case subject to withholding for applicable income, employment and other taxes. Company agrees to use commercially reasonable efforts to (a) enable each holder of Company Warrants to fully exercise such Company Warrants before the Closing; (b) effect the termination of all Company Warrants outstanding at the Effective Time in accordance with their terms, and (c) give any notice required under any agreements relating to Company Warrants as to such termination.

(e) Adjustments to Per Share Common Stock Consideration. The Per Share Common Stock Consideration shall only be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reclassification, reorganization, recapitalization or other like change with respect to Company Common Stock occurring after the Execution Date and prior to the Effective Time, so as to provide holders of Company Common Stock the same economic effect, in the aggregate, as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, like change or increase.

(f) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.7 Surrender of Certificates.

(a) Exchange Agent. Parent’s transfer agent, Computershare Limited, shall act as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Parent to Provide Cash. As soon as reasonably practicable (and in no event more than five (5) business days) after the Effective Time, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article 1, through such reasonable procedures as Parent may adopt, cash in an amount sufficient to permit payment pursuant to Section 1.6(b) in exchange for shares of Company Capital Stock outstanding immediately prior

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to the Effective Time, less any amounts required to be withheld from such cash under foreign, federal, state or local laws. Parent shall, from time to time, deposit with the Exchange Agent any additional funds necessary to pay any amounts payable pursuant to this Article 1 that have not been theretofore deposited with the Exchange Agent.

(c) Exchange Procedures.

(i) As soon as reasonably practicable (and in no event more than five (5) business days) after the Effective Time, Parent shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, whose shares were converted into the right to receive cash pursuant to Section 1.6(b) hereto, (1) a letter of transmittal in customary form as Parent and the Company may reasonably specify prior to the Closing (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent), and (2) instructions for use in effecting the surrender of the Certificates in exchange for cash.

(ii) Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, (A) the holder of such Certificate shall be entitled to receive in exchange therefor a cash payment pursuant to Section 1.6(b) hereof, without interest, and (B) the Certificate so surrendered shall forthwith be canceled.

(iii) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the stockholder of the Company (the “Company Stockholder”) claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will pay such Person in exchange for such lost, stolen or destroyed Certificate, that amount of cash which such Person shall be entitled to receive pursuant to Section 1.6(b). When authorizing such payment in exchange therefor, the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Exchange Agent a reasonable form of bond as indemnity, as it shall direct in accordance with (and amounts prescribed by) its customary practices, policies and procedures, against any claim that may be made against the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed. As a further condition to payment with respect to any Certificate that shall have been lost, stolen or destroyed, Parent may require the Company Stockholder to whom payment is to be made to agree in writing to indemnify and hold harmless Parent with respect to any loss or expense incurred by Parent as a result of the loss, theft or destruction of such Certificate.

(d) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8 No Further Ownership Rights in Company Capital Stock. After the Effective Time there shall be no further registration of transfers on the records of the Surviving

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Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be exchanged and canceled as provided in this Article 1. Until Certificates representing shares of Company Stock that are outstanding immediately prior to the Effective Time are surrendered pursuant to Section 1.7, such Certificates will be deemed, for all purposes, to evidence only ownership of the right to receive cash in the amounts determined in accordance with Section 1.6(b).

1.9 Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be paid over to the appropriate Tax Authority (defined below) as required by applicable law and shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company, Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.11 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Company Stockholder who has properly demanded and perfected such stockholder’s appraisal rights and demanded to be paid the fair value of such shares in accordance with Section 262 of Delaware Law (the “Dissenting Shares”), shall not be converted into the right to receive cash pursuant to Section 1.6(b), but the holder thereof shall be entitled to such rights as are granted by Delaware Law and the Surviving Corporation shall make all payments to the holders of such Dissenting Shares with respect to such demands in accordance with Delaware Law; provided, that if any such holder shall, prior to or after the Effective Time, have failed to perfect or shall have lost its appraisal right under Delaware Law, each share of Company Common Stock held by such holder shall thereupon be deemed to have been converted into, as of the Effective Time, solely the right to receive the cash pursuant to Section 1.6(b). Company shall give prompt written notice to Parent and Merger Sub of any demands received by the Company for payment under Section 262 of the Delaware Law, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent and Merger Sub, make any payment with respect to, settle, or offer to settle, or offer to make any payment to settle, any such demands.

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ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF COMPANY

In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries taken as a whole, taking into consideration all other conditions, properties, assets, liabilities, business, operations and results of operations of such entity and its subsidiaries.

In this Agreement, any reference to a “Company Material Adverse Effect” means any change, event or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Company and its subsidiaries, taken as a whole, or the ability of Company to perform its obligations under this Agreement and timely consummate the transactions contemplated hereby; provided, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change in the market price or trading volume of Company’s stock after the Execution Date (provided that such exclusion shall not apply to any underlying effect that may have caused or contributed to such change in market price or trading volume); (b) any adverse change, effect, event, occurrence, state of facts or developments to the extent directly or indirectly attributable to the announcement or pendency of the Merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which Company participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Company or any of its subsidiaries has material operations or sales, so long as such change, effect, event, occurrence, state of facts or development does not have a materially disproportionate effect on the Company; (d) any adverse change, effect, event, occurrence, state of facts or development resulting from the taking of any action required by this Agreement; (f) any adverse change, effect, event, occurrence, state of facts or developments to the extent attributable to stockholder litigation against the Company and/or its board of directors relating to this Agreement and the transactions contemplated hereby; or (g) any adverse change, effect, event, occurrence, state of facts or development arising out of the matter set forth in Schedules 2.3(c), 2.7, 2.23, 2.24 (as to Section 8 only) and 2.29 of the Company Disclosure Schedule that will not result in probable and reasonably estimable liabilities to the Company for periods prior to the date hereof that exceed $10,000,000 (inclusive of any reserves or other liabilities disclosed in respect thereof in any Company SEC Documents), the likelihood and amount of such liabilities to be determined in good faith by the Company (and with concurrence of its independent auditors) in accordance with U.S. generally accepted accounting principles (“GAAP”), including Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” and FASB Interpretation No. 14, “Reasonable Estimation of the Amount of a Loss” and the published rules and regulations of the Securities Exchange Commission (“SEC”) (it being understood and agreed that any such change, effect, event, occurrence, state of facts or development arising out of the matter set forth in Schedules 2.3(c), 2.7, 2.23, 2.24 (as to Section

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8 only) and 2.29 of the Company Disclosure Schedule that is reasonably likely to exceed $10,000,000 shall not, by itself, be conclusive evidence of a Company Material Adverse Effect).

In this Agreement, any reference to a party’s “knowledge” means actual knowledge of such party’s officers and directors, provided, that officers shall have made reasonable due and diligent inquiry of those employees of such party whom such officers reasonably believe would have actual knowledge of the matters represented.

In this Agreement, any reference to a party conducting its business or other affairs or taking any action in the “ordinary course of business” means that such an action taken by or on behalf of such party shall not be deemed to have been taken in the “ordinary course of business” unless such action is taken in the ordinary course of such party’s normal operations and is similar in nature and magnitude to actions customarily taken by other companies of equivalent size operating in the same industry in which the Company operates, without any separate or special authorization.

In this Article 2, unless the context otherwise requires, any reference to the Company shall be deemed to include the Company as well as any subsidiary of the Company whether or not so specified in the particular representation or warranty.

Except as disclosed in a document of even date herewith and delivered by Company to Parent prior to the execution and delivery of this Agreement and referring by section number to the representations and warranties in this Agreement (the “Company Disclosure Schedule”) (provided, that any disclosure shall qualify the disclosure under the section number referred to in the Company Disclosure Schedule as well as all other sections in this Agreement when it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections), Company hereby represents and warrants to Parent as follows:

2.1 Organization, Standing and Power. Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept). Each of Company and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction in which the failure to be so qualified would have a Company Material Adverse Effect. Company has delivered or made available a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Company and each of its subsidiaries, each as amended to date, to Parent. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Company is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in the Company SEC Documents, Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by

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Company or any of its subsidiaries in accordance with and pursuant to the Company’s formal investment policy and comprising less than 1% of the outstanding stock of such company.

2.2 Capital Structure.

(a) The authorized capital stock of Company consists of (i) 100,000,000 shares of Common Stock, $0.001 par value per share, of which there were 33,696,581 shares issued and outstanding as of the close of business on the day two days prior to the Execution Date; and (ii) 20,000,000 shares of Preferred Stock, $0.001 par value per share, of which there were zero shares issued and outstanding as of the close of business on the day two days prior to the Execution Date. There are no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of Company Options under the Company Stock Option Plans or the Company ESPP, in each case as outstanding as of the Execution Date, or as otherwise specifically allowed pursuant to Section 4.2(e) hereof.

(b) All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound. All outstanding shares of Company Capital Stock were issued in compliance in all material respects with all applicable federal and state securities laws. As of the Execution Date, Company has reserved:

(i) 12,700,000 shares of Common Stock for issuance to directors, employees and consultants pursuant to the Company 1997 Equity Incentive Plan, of which 3,291,856 shares are subject to outstanding, unexercised options, and 4,249,435 shares are available for issuance thereunder;

(ii) 12,354,722 shares of Common Stock for issuance to directors, employees and consultants pursuant to the 2002 Stock Plan, of which 7,203,873 shares are subject to outstanding, unexercised options, and 4,624,005 shares are available for issuance thereunder;

(iii) 609,000 shares of Common Stock for issuance to directors pursuant to the 2002 Director Option Plan, of which 309,000 are subject to outstanding, unexercised options, and 300,000 shares are available for issuance thereunder;

(iv) 250,000 shares of Common Stock for issuance to outside directors pursuant to the 2004 Outside Director Stock in Lieu of Fees Plan, of which no shares have been issued, and 250,000 shares are available for issuance thereunder; and

(v) 3,860,888 shares of Common Stock for issuance to employees pursuant to the Company ESPP, of which 1,739,607 shares have been issued.

(c) On the Execution Date, except for (i) the rights created pursuant to this Agreement, the Company Stock Option Plans and the Company ESPP, (ii) Company’s right to repurchase any unvested shares under the Company Stock Option Plans or the stock option

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agreements thereunder, there are no, and as of the Effective Time there will be no, other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, except as may be permitted under Section 4.2(e) hereof. Schedule 2.2(c) hereto sets forth a true and complete list as of the Execution Date of all holders of outstanding Company Options under each of the Company Stock Option Plans, including the number of shares of Company Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. Except for the agreements contemplated by this Agreement, there are no contracts, commitments or agreements relating to the voting of Company Capital Stock (i) between or among Company and any of its securityholders and (ii) to Company’s knowledge, between or among any of Company’s securityholders.

(d) The terms of the Company Stock Option Plans permit the assumption of the Company Options by Parent as provided for in this Agreement, without the consent or approval of the holders of the Company Stock Options, the Company Stockholders, or otherwise, without any acceleration of the exercise schedule or vesting provisions with respect to those options. None of the outstanding Company Options provide for any accelerated vesting or exercisability of those options by reason of the Merger or any other transactions contemplated by this Agreement. True and complete copies of all forms of agreements and instruments relating to or issued under the Company Stock Option Plans, or otherwise relating to the issuance of Company Options, have been provided or made available to Parent and such forms of agreements and instruments have not been amended, modified or supplemented, and, except as otherwise expressly contemplated herein, there are no agreements to amend, modify or supplement such forms of agreements or instruments in any case from the forms provided to Parent.

2.3 Authority.

(a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to receipt of the Requisite Stockholder Approval (as defined below). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, other than approval by the Company Stockholders.

(b) This Agreement has been duly executed and delivered by Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company enforceable against Company by Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity. Assuming compliance with HSR (defined below) and any foreign or other antitrust or combination laws, any applicable state securities or “blue sky” laws and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the execution and delivery of this Agreement by Company does

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not, and the execution of the other agreements contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or result in any violation of, any provision of the Certificate of Incorporation or Bylaws of Company, as amended, (ii) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any Company Authorization, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not be reasonably expected to have a Company Material Adverse Effect.

(c) Except as would not otherwise have a Company Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, foreign, federal, state or local (each, a “Governmental Entity”) is required with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing with the SEC and the National Association of Securities Dealers, Inc. (“NASD”) of the Proxy Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”) and any other applicable antitrust, merger control or anti-competition laws of any foreign country; (v) the filing of current reports by Company on Form 8-K with the SEC in accordance with applicable federal securities laws; (vi) any notice described in Section 5.13; and (viii) such other consents, authorizations, orders, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.

2.4 SEC Documents, Financial Statements.

(a) As of their respective filing or furnishing dates, each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”)), definitive proxy statement, and other filings filed with the SEC by Company since June 4, 2002 (collectively, the “Company SEC Documents”) complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act and, to Company’s knowledge, each of the Company SEC Documents was timely filed and did not contain any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected, supplemented or superseded by a subsequently filed Company SEC Document. To the Company’s knowledge, as of the date hereof, none of the Company SEC Documents is subject to ongoing SEC review or outstanding SEC comment.

(b) The financial statements of Company, including the notes thereto, included in the Company SEC Documents (the “Company Financial Statements”) and the audited balance sheet of Company, dated as of December 31, 2004 (the “Company Balance

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Sheet Date”) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC); and (iii) fairly present in all material respects the consolidated financial condition and results of operations of Company as of the respective dates and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). The Company does not intend to correct or restate, and there is not any basis to restate, any of the Company Financial Statements, except for any restatement that would not otherwise cause or result in the representations and warranties of the Company in the preceding sentence to be or become inaccurate.

(c) Each of the principal executive officer and the principal financial officer of Company (or each former principal executive officer and each former principal financial officer of Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and, to the knowledge of the Company, the statements contained in such certifications are true and correct. For purposes of the foregoing sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither Company nor any of its subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(d) Neither Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its subsidiaries in Company’s or such subsidiary’s published financial statements or other of the Company SEC Documents.

(e) Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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(f) Company has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the chief executive officer and chief financial officer of Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Company required under the Exchange Act with respect to such reports.

(g) Since June 4, 2002, Company has not received from its independent auditors any oral or written notification of a (x) “reportable condition” or (y) “material weakness” in Company’s internal controls. For purposes hereof, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

2.5 Absence of Certain Changes. Except as expressly contemplated by this Agreement, since the Company Balance Sheet Date through the Execution Date, there has not occurred: (i) any Company Material Adverse Effect; (ii) any acquisition, sale or transfer of any material asset of Company or any of its subsidiaries; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its or any of its subsidiaries’ assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the Company Capital Stock, or any direct or indirect redemption, purchase or other acquisition by Company of any Company Capital Stock; (v) any action to amend or change the Certificate of Incorporation or Bylaws of Company; or (vi) any negotiation or agreement by Company or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

2.6 Absence of Undisclosed Liabilities.

(a) The Company has no liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP and in compliance with the rules and regulations of the SEC, other than (i) those set forth or adequately provided for in the balance sheet included in the Company Financial Statements in Company’s Annual Report on Form 10-K for the period ended on the Company Balance Sheet Date, (ii) those incurred in the ordinary course of business since the Company Balance Sheet Date, and (iii) those incurred in connection with the execution of this Agreement.

(b) Schedule 2.6(b) sets for the a list of all expenses, costs or other fees (including all accountant, attorney and investment banker fees) incurred or expected to be incurred by the Company in connection with the execution of this Agreement and the transactions contemplated hereby.

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2.7 Litigation. Except as set forth in the Company SEC Documents, as of the date of this Agreement, there is no material private or governmental action, suit, proceeding, claim, arbitration, governmental investigation, or to the knowledge of Company, any private investigation, pending before any agency, court or tribunal, foreign or domestic (each a “Proceeding”), or, to the knowledge of Company, threatened against Company, any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Company or any of its subsidiaries, or, to the knowledge of Company, any of the Company’s or its subsidiaries respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Company Material Adverse Effect. Schedule 2.7 of the Company Disclosure Schedule also lists all material litigation that Company has pending as of the date of this Agreement against other parties which is not disclosed in the Company SEC Documents.

2.8 Governmental Authorization. Company and each of its subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, franchise, variance, exemption or other authorization of a Governmental Entity (i) pursuant to which Company or any of its subsidiaries currently operates or holds any interest in any of its properties (including all real property leased or owned by Company or its subsidiaries and all buildings and improvements on such property) or (ii) that is required for the operation of Company’s or any of its subsidiaries’ business or the holding of any such interest ((i) and (ii) herein collectively called the “Company Authorizations”), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such Company Authorizations would not reasonably be expected to have a Company Material Adverse Effect.

2.9 Title to Personal Property. Company and each of its subsidiaries has good, valid and marketable title to all of their respective material personal properties, interests in material personal properties and material assets reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date, which properties and assets with a book value of $250,000 or above are listed on Schedule 2.9 (except Intellectual Property and any properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) a lien for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) mortgages, liens, pledges, charges or encumbrances of any kind securing debt which are reflected on the Company Balance Sheet, and (iv) mortgages, liens, pledges, charges or encumbrances of any kind that in the aggregate would not have a Company Material Adverse Effect. To Company’s knowledge, the material plants, property and equipment of Company that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. All personal properties used in the operations of Company are reflected in the Company Balance Sheet to the extent GAAP requires the same to be reflected.

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2.10 Intellectual Property.

(a) Company and its subsidiaries own (free and clear of all liens and encumbrances, other than licenses), or are licensed or have valid rights to use (or otherwise possess legally enforceable rights to use) all the U.S. or foreign patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, domain name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered and whether or not relating to a published work), copyright registration application, maskwork, maskwork registration application, trade secret, know how, rights in data or databases, invention, or other intellectual property right, all licenses, sublicenses and agreements related to the foregoing, and any other intellectual property right (“Intellectual Property”) that is used or necessary for the conduct of the business of Company and its subsidiaries as currently conducted by Company and its subsidiaries.

(b) Neither Company nor its subsidiaries has (i) licensed or otherwise transferred any of its software Products (defined below) in source code form to any party (other than the source code disclosures described in the following sentence), (ii) granted any exclusive licenses or other exclusive rights under its Intellectual Property to any party, or (iii) entered into any source code escrow agreements (other than in the ordinary course of business). The source code and system documentation of any software Products have at all times been maintained in reasonable confidence and have been disclosed only to employees, contractors, consultants and third parties in connection with their duties to the Company or its subsidiaries and such employees, contractors, consultants and third parties have executed appropriate confidentiality agreements (or are otherwise under a duty of confidentiality) in connection therewith. As used in this Agreement, “Products” shall mean products of Company marketed, sold or distributed by Company during the thirty-six (36) month period immediately preceding the Closing Date.

(c) Schedule 2.10(c) lists (i) all issued patents, all registered trademarks, all registered trade names, all registered service marks, all registered copyrights, all registered maskworks, and all pending applications relating to any of the foregoing included in the Intellectual Property owned by Company (“Company Registered Intellectual Property”), including the jurisdictions in which each such Company Registered Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which Company or its subsidiaries is a party and pursuant to which any Person is authorized to use any Intellectual Property owned by Company, and (iii) all material licenses, sublicenses and other agreements as to which Company or its subsidiaries is a party and pursuant to which Company or any subsidiary is authorized to use any material third party Intellectual Property, other than end-user licenses entered into in the ordinary course of business relating to off-the-shelf “shrink-wrap” software (“Third Party Intellectual Property Rights”).

(d) To the Company’s knowledge, there is no, nor has there been any unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Company or any of its subsidiaries by any third party, including any employee or former employee of Company or any subsidiary. Neither Company nor any subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any

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Intellectual Property, other than indemnification provisions contained in purchase orders or license, purchase, distribution or other commercial agreements arising in the ordinary course of business, containing such terms as are typical for the business, services and products of Company.

(e) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement described in Section 2.10(c)(ii) or 2.10(c)(iii) or subject to any termination of any such license, sublicense or other agreement as a result of the execution of this Agreement or the performance of its obligations under this Agreement.

(f) All patents and registered trademarks, registered service marks and registered copyrights held by Company or any of its subsidiaries are subsisting and in force and effect. To the Company’s knowledge, neither Company nor any of its subsidiaries are infringing (either through the conduct of its business or by the manufacturing, marketing, licensing, use or sale of its products and services) any license, patent, copyright, service mark, trademark, trade name, trade secret or other Intellectual Property of any other Person or third party. Neither Company nor any of its subsidiaries has received any notice or other communication (in writing) of any actual, alleged, possible or potential infringement of any Intellectual Property owned or licensed to any other Person or third party. Neither Company nor any of its subsidiaries has been sued or threatened in writing to be sued in any suit, action or Proceeding that involves a claim of infringement or violation of any Intellectual Property of any third party. Neither Company nor any of its subsidiaries has brought any action, suit or proceeding for infringement of Intellectual Property of Company or any of its subsidiaries or breach of any license or agreement involving Intellectual Property of Company or any of its subsidiaries against any third party which is not disclosed in the Company SEC Documents.

(g) Company has secured written assignments, from all consultants and employees who contributed to the creation or development of the Intellectual Property of Company embodied in the Products, of the rights to such contributions that Company does not already own by operation of law.

(h) Company has taken reasonable and appropriate steps to protect and preserve the confidentiality of its material confidential Intellectual Property not otherwise protected by patents, patent applications or copyrights (“Confidential Information”), including obtaining, when appropriate in connection with the disclosure of such Confidential Information to a third party, a written confidentiality agreement between Company and such third party.

(i) Schedule 2.10(i) of the Company Disclosure Schedule, sets forth all registration, maintenance or renewal fees that must be paid by Company by September 1, 2005 to, and all documents or certificates (including any responses to office actions) that must be filed by Company by September 1, 2005 with the relevant patent, copyright, trademark or similar authority in the United States or international or foreign jurisdictions, that, if not taken, will result in the abandonment of any existing Company Registered Intellectual Property.

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(j) Neither the Company nor any of its subsidiaries has incorporated any “open source” software into any of the Products in a manner that requires Company to provide public disclosure or general availability of the source code for such Products (other than the unmodified version of such “open source” software itself and immaterial portions of source code of such Products designed to interface other portions of such Products with such “open source” software). The Company has not published the source code of any of the Products in the public domain.

2.11 Environmental Matters. To the Company’s knowledge, neither the Company nor any of its subsidiaries is, and at no time has been, in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, where such violation would have Company Material Adverse Effect, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. As used herein, “Environmental Laws” means all applicable federal, state and local laws, rules, regulations, codes, ordinances, judgments, decrees and the common law governing, regulating or otherwise affecting the environment, or occupational health or safety, including the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Toxic Substances Control Act and their state and local counterparts. The term “Hazardous Materials” means the existence in any form of polychlorinated biphenyls, asbestos or asbestos containing materials, urea formaldehyde foam insulation, oil, gasoline, petroleum, petroleum products and petroleum-derived substances (other than in vehicles operated in the ordinary course of business), pesticides and herbicides, and any other chemical, material or substance regulated under any Environmental Laws. Company and its subsidiaries has operated all facilities and properties owned, leased or operated by it in material compliance with the Environmental Laws; and no Hazardous Materials have been stored, used, disposed of, treated, released or discharged by the Company in material violation of Environmental Laws. To the knowledge of Company, neither the Company nor any of its subsidiaries has received any notice from any governmental body claiming any material violation of any Environmental Law, or requiring any material work, repairs, construction, investigation, alterations, noise reduction, cleanup or installation, which has not been fully complied with; and neither Company nor any of its subsidiaries has received any notice claiming that a release of Hazardous Materials has occurred or exists on, in or under any facility or property owned, leased or operated currently or in the past by the Company or any of its subsidiaries. Neither Company nor any of its subsidiaries has in its possession any reports of environmental consultants relating to the properties of the Company.

2.12 Taxes.

(a) Company and each of its subsidiaries has timely filed all material Tax Returns (as defined below) that it was required to file, and such Tax Returns are true, correct and complete in all material respects. All Taxes (as defined below) shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other material Taxes are payable by Company or any subsidiary with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided in the Company Financial Statements or amounts payable with respect to periods or portions of periods

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after the Company Balance Sheet Date. Company and each of its subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto. Neither Company nor any subsidiary has any material liability for unpaid Taxes accruing after the date of its latest Financial Statements except for Taxes incurred in the ordinary course of business. Except as disclosed in the Company SEC Documents, there are no liens for Taxes on the properties of Company or any of its subsidiaries, other than liens for Taxes not yet due and payable.

(b) Except as disclosed in the Company SEC Documents, no Tax Returns of Company or any of its subsidiaries have been audited. Company has delivered or made available to Parent correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by Company or any of its subsidiaries for the last five (5) years. Except as disclosed in the Company SEC Documents, neither Company nor any of its subsidiaries has waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.

(c) Except as disclosed in the Company SEC Documents, neither Company nor any of its subsidiaries is a party to or bound by any tax indemnity agreement, tax sharing agreement, tax shelter vehicle or similar contract. Neither Company nor any of its subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership or “disregarded entity” for United States federal income tax purposes.

(d) Neither Company nor any of its subsidiaries is obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Sections 162(m) or 280G of the Code.

(e) Neither Company nor any of its subsidiaries has been or, to its knowledge, will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger other than any such adjustments required as a result of the Merger. Neither Company nor any of its subsidiaries has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Company nor any of its subsidiaries has engaged in a “reportable transaction” within the meaning of the Treasury Regulations under Section 6011 of the Code. Neither Company nor any of its subsidiaries is currently or has been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code.

(f) Neither Company nor any of its subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three (3) year period ending as of the date of this Agreement.

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(g) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Tax Authority”) responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any Person, or as a result of any express or implied obligation to indemnify any other Person. As used herein, “Tax Return” shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) filed or required to be filed with respect to Taxes, including any amendments thereto.

2.13 Employee Benefit Plans.

(a) The following terms shall be defined as follows:

(i) “Defined Benefit Plan” shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

(ii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(iii) “Member of the Controlled Group” shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(iv) “Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.

(b) Schedule 2.13(b) lists (i) all material “employee benefit plans” within the meaning of Section 3(3) of ERISA, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of Company or Member of the Controlled Group, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which Company or any Member of the Controlled Group maintains, to which any of them contributes, or for which any of them has any obligation or liability (collectively, the “Plans”).

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(c) None of the Plans is a Defined Benefit Plan, and neither Company nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.

(d) None of the Plans is a Multiemployer Plan, and neither Company nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

(e) Company does not maintain or contribute to any plan that provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

(f) Each Plan which is an “employee benefit plan,” as defined in Section 3(3) of ERISA, complies in all material respects by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules and regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

(g) All reports, forms and other documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate, except for those instances which, either individually or in the aggregate, would not have a Company Material Adverse Effect.

(h) Each Plan which is intended to be qualified under Section 401(a) of the Code (and any related trust intended to be exempt from tax under Section 501(a) of the Code) is the subject of a favorable determination letter by the Internal Revenue Service (“IRS”) issued after January 1, 1997, or the plan sponsor is entitled to rely on a favorable advisory or opinion letter issued with respect to such plan document in accordance with IRS Announcement 2001-77. Each applicable Plan has been administered in substantial compliance with the Economic Growth and Tax Relief Reconciliation Act of 2001 and subsequent legislation enacted through the date hereof, and Section 501 of the Code. To the knowledge of the Company, nothing has occurred since the date of the IRS’s favorable determination letter (or opinion letter, if applicable) that could adversely affect the qualification of such Plan or the tax exempt status of its related trust.

(i) All required employer contributions for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been made prior to the Closing Date by Company or have been reserved against on the Company Financial Statements.

(j) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for plan years ending on or before the Closing Date, except for those instances which, either individually or in the aggregate, would not have a Company Material Adverse Effect.

(k) Except as otherwise provided in this Agreement, the consummation of the Merger will not (in and of itself) entitle any employee of the Company to

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any material severance pay or material acceleration of the time of payment or vesting of any compensation or benefits from the Company or trigger any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, or materially increase the amount payable or trigger any other material obligation pursuant to, any Plan.

(l) No Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) to which the Company or any ERISA Affiliate is a party has been operated in a manner that fails to comply with the requirements of Sections 409A(a)(2), (a)(3), and (a)(4) by its terms and the applicable provisions of IRS Notice 2005-1.

(m) With respect to each Plan: (i) to Company’s knowledge, no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available; (ii) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, or to the knowledge of Company, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA), of the Plan; (iii) neither Company, nor to Company’s knowledge, any fiduciary has any knowledge of any facts that could give rise to any such action or claim; and (iv) it provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by Company at any time without liability other than ordinary administrative expenses.

(n) Neither Company nor, to the knowledge of Company, any Member of the Controlled Group has any material liability or is, to the knowledge of Company, threatened with any material liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.

(o) All of the Plans, to the extent applicable, are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

(p) True, correct and complete copies of each Plan listed in the Company Disclosure Schedule, and, in each case, to the extent applicable, (i) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) all IRS determination, opinion, notification and advisory letters; (iii) all material written communications to any employee or employees relating to any Plan and any proposed Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any of its subsidiaries received by employees in the last three (3) years; (iv) all correspondence to or from any governmental agency relating to any Plan since January 1, 2002; (v) nondiscrimination test reports for each applicable Plan for the last three (3) years; and (vi) all reports, forms and other documents required to be filed with any Governmental Body in the last three (3) years

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(including, without limitation, Forms 5500 and summary annual reports for all plans subject to ERISA) have been delivered or made available to Acquirer. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered by the type of agreements listed in the Company Disclosure Schedule. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements required to be listed in Schedule 2.13(b).

(q) Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family and Medical Leave Act of 1993, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its employees.

(r) All expenses and liabilities relating to all of the Plans have been, and will on the Closing Date be fully and properly accrued on Company’s books and records and disclosed in accordance with GAAP and in Plan financial statements.

(s) Each of the Plans provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code. None of the Plans will be subject to any surrender fees, deferred sales charges, commissions, or other fees upon termination other than the normal and reasonable administrative fees associated with their amendment, transfer or termination.

2.14 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, any severance, unemployment compensation, golden parachute or bonus payment) becoming due to any director, officer, agent or employee of Company or any of its subsidiaries or any other third party, (ii) materially increase any benefits otherwise payable by Company or any of its subsidiaries to their respective employees or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.15 Employee Matters.

(a) Company and each of its subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice, except where the failure to be in compliance with such laws and practices or the engagement in unfair labor practices has not had and would not be reasonably expected to have a Company Material Adverse Effect. Company and each of its subsidiaries have in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to their respective employees; and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

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(b) To Company’s knowledge, neither Company nor any of its subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Company or any of its subsidiaries under any workers’ compensation plan or policy or for long term disability that are not covered by insurance. Neither Company or any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except obligations that would not have a Company Material Adverse Effect. There are no controversies pending or, to the knowledge of Company or any of its subsidiaries, threatened, between Company or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to result in a Proceeding against Company before any Governmental Entity except for such Proceeding that would not have a Company Material Adverse Effect. Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract, nor does Company know of any activities or proceedings of any labor union or organization of any such employees.

(c) To Company’s knowledge, no employees of Company or its subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company or any of its subsidiaries because of the nature of the business conducted by Company or its subsidiaries or to the use of trade secrets or proprietary information of others. No employees which are considered key to the operations or the business of Company or any of its subsidiaries have given notice to Company or its subsidiaries, nor to Company’s knowledge does any such employee intend to terminate his or her employment with Company or its subsidiaries.

2.16 Insurance. Company have made available to Parent all material policies of insurance for Company and each of its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and to Company’s knowledge, Company and its subsidiaries are otherwise in compliance with the terms of such policies and bonds. Company does not have knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.17 Compliance With Laws. Each of Company and its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Company Material Adverse Effect.

2.18 Brokers’ and Finders’ Fees. Except for its engagement letter dated March 31, 2005 with Broadview International, a division of Jefferies & Company, Inc., Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby. Company has furnished to

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Parent accurate and complete copies of all agreements under which any such finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges have been paid or may become payable to, and all indemnification and other agreements related to the engagement of Broadview International, a division of Jefferies & Company, Inc.

2.19 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date set for the Company Stockholders Meeting in favor of the adoption of this Agreement (the “Requisite Stockholder Approval”) is the only vote of the holders of any of Company’s Capital Stock necessary to approve this Agreement and the transactions contemplated hereby under applicable law and the Certificate of Incorporation and Bylaws of the Company.

2.20 Board Approval. The Board of Directors of Company has unanimously (i) approved and declared advisable this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of Company and is on terms that are fair to such stockholders, and (iii) recommended that the stockholders of Company adopt this Agreement and approve the Merger. The actions taken by the Board of Directors of Company constitute approval of the Merger, this Agreement and the other transactions contemplated hereby by the Board of Directors of Company under the provisions of Section 203 of the Delaware Law such that the restrictions on “business combinations” as set forth in Section 203 of the Delaware Law do not apply to this Agreement or the transactions contemplated hereby.

2.21 Customers and Suppliers. Schedule 2.21 lists the top 10 customers of Company in terms of gross billings during the eighteen (18) months prior to the Execution Date; and no such customer and no supplier of Company or any of its subsidiaries has canceled or otherwise terminated or, to Company’s knowledge, made any written threat to Company or any of its subsidiaries to cancel or otherwise terminate its relationship with Company or any of its subsidiaries, or at any time on or after the Company Balance Sheet Date has decreased materially its services or supplies to Company or any of its subsidiaries in the case of any such supplier, or its usage of the services or products of Company in the case of such customer, and to Company’s knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Company or any of its subsidiaries or to decrease materially its services or supplies to Company or any of its subsidiaries or its usage of the services or products of Company or any of its subsidiaries, as the case may be. Neither Company nor any of its subsidiaries has knowingly breached, so as to provide a benefit to Company or any of it subsidiaries that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Company or any of its subsidiaries.

2.22 Material Contracts. Except (i) as set forth in the Company SEC Documents filed prior to the date of this Agreement; (ii) as set forth in Schedule 2.10, Schedule 2.13 or Schedule 2.29; (iii) as set forth in this Schedule 2.22 (the contracts in (i), (ii), and (iii) being collectively referred to herein as the “Material Contracts”); and (iv) for this Agreement, and other contracts and agreements which individually or in the aggregate are not material to Company’s or any of its subsidiaries’ businesses, as of the date of this Agreement, Company is not a party to or bound by:

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(a) any distributor, sales, agency or manufacturer’s representative, consulting, joint-venture, or partnership contract or joint R&D or technology sharing arrangements involving in the case of any such contract or arrangement payments of more than $250,000 over any twelve (12) consecutive month period;

(b) any continuing contract with vendors for the purchase of materials, supplies, equipment or services involving in the case of any such contract payments of more than $250,000 over any twelve (12) consecutive month period;

(c) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, except as may be entered into in the ordinary course of business;

(d) any contract for capital expenditures in excess of $250,000 in the aggregate;

(e) any contract materially limiting the freedom of Company to engage in any line of business in any material respect, to acquire any product or asset from any other Person, to sell any product or asset to, or to perform any service for, any Person, or to compete with any other Person (as that term is defined in the Exchange Act), except as may be entered into in the ordinary course of business;

(f) any confidentiality, secrecy or non-disclosure contract, which individually or in the aggregate, materially affects or could be reasonably anticipated to materially affect the business or operations of Company, except as may be entered into in the ordinary course of business;

(g) any contract pursuant to which Company is a lessor of real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in the case of any such personal property contact more than $250,000 over the life of the contract;

(h) any contract with any Person with whom Company does not deal at arm’s length;

(i) any contract which provides for the indemnification of any officer, director, employee or agent, except as may be entered into in the ordinary course of business with persons other than officers and directors of the Company; or

(j) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, except as may be entered into in the ordinary course of business.

2.23 No Breach of Material Contracts. All Material Contracts are in the written form previously provided or made available to Parent. Except for such Material Contracts that remain executory, Company has performed all of the material obligations required to be

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performed by it as of the Execution Date and is entitled to all benefits under, and, to Company’s knowledge, is not alleged to be in material breach or default in respect of any Material Contract. To Company’s knowledge, each of the Material Contracts is in full force and effect, unamended except as provided or made available to Parent, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or, to Company’s knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract or would give any Person the right to exercise any remedy, or the right to any rebate, chargeback, refund, penalty or change in delivery schedule, except to the extent such defaults, events of default, remedies, rebates, chargebacks, refunds, penalties or changes have not had and would not be reasonably expected to have a Material Adverse Effect on Company.

2.24 Material Third Party Consents. Schedule 2.24 lists all contracts that require a novation or consent to the Merger or change of control, as the case may be, prior to the Effective Time so that such contracts may remain in full force and effect after the Closing which, if no novation occurs or if no consent to the Merger or change of control is obtained, would have a Material Adverse Effect on Parent’s ability to operate the business in the same manner as the business was operated by Company prior to the Effective Time.

2.25 Real Property Leases.

(a) The Company does not own any real property. To the extent not disclosed in the Company SEC Documents, Schedule 2.25(a) sets forth a list of all material leases, licenses or similar agreements to which Company or any of its subsidiaries is a party, that are for the use or occupancy of real estate owned by a third party (“Leases”) (copies of which have previously been furnished to Parent), in each case, setting forth: (i) the lessor and lessee thereof and the commencement date and term of each of the Leases, and (ii) the street address or legal description of each property covered thereby (the “Leased Premises”). The Leases are in full force and effect in all material respects, and to the knowledge of Company, have not been amended except as disclosed in the Company SEC Documents, and Company is not and, to the knowledge of Company, no other party thereto, is in default or breach under any such Lease and no event has occurred by Company that, with the passage of time or the giving of notice or both, would cause a breach of or default of Company under any of such Leases, except to the extent such default would not have a Company Material Adverse Effect. Except as disclosed in the Company SEC Documents, either Company or its subsidiaries have valid leasehold interests in each of the Leased Premises, which leasehold interest is free and clear of any liens, covenants and easements or title defects of any nature whatsoever.

(b) With respect to the Leased Premises,

(i) there are no pending or, to the knowledge of Company, threatened condemnation proceedings, suits or administrative actions relating to any such parcel or other matters affecting adversely the current use, occupancy or value thereof,

(ii) to the knowledge of Company, all improvements, buildings and systems on any such parcel are in good repair and safe for their current occupancy and use,

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(iii) to the knowledge of Company, there are no contracts or agreements (whether oral or written) granting to any party or parties the right of use or occupancy of any such parcel, and there are no parties (other than Company) in possession of any such parcel,

(iv) to the knowledge of Company, there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein,

(v) all buildings and improvements located on each such parcel are supplied with utilities and other services necessary for their ownership, operation or use, currently or as currently proposed by Company, and to the knowledge of Company, all of these services are adequate in accordance with all applicable laws, ordinances, rules and regulations, and

(vi) each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the knowledge of Company, threatened termination of such access.

2.26 Proxy Statement/Proxy. The information relating to Company which is provided by Company (including any information previously provided by Company in the Company SEC Documents) for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the stockholders of Company, at the time of the Company Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state a material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub and relating to Parent or Merger Sub which is contained in the Proxy Statement.

2.27 Opinion of Financial Advisor. Company has been advised in writing by its financial advisor, Broadview International, a division of Jefferies & Company, Inc., that in such advisor’s opinion, as of the date hereof, the consideration to be received by the stockholders of Company is fair from a financial point of view, to the stockholders of Company.

2.28 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute in Delaware Law (each, a “Takeover Statute”) is applicable to the Merger, except for such statutes or regulations as to which all necessary actions have been taken by Company and its Board of Directors to permit the consummation of the Merger in accordance with the terms hereof.

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2.29 Government Contracts.

(a) The Company and each subsidiary of the Company have not been suspended or debarred from bidding on contracts or subcontracts for any Governmental Entity, nor, to the Company’s knowledge, has any suspension or debarment action been commenced.

(b) To the Company’s knowledge, except as noted above, and other than routine contract audits by the General Services Administration (“GSA”), which also has stated by letter dated June 28, 2005 the intent to perform a pre-award audit conducted by the GSA Regional Inspector General for Auditing, in connection with the GSA’s consideration of an extension of its Multiple Award Schedule (“MAS”) contract or contract audits by the Defense Contract Audit Agency (“DCAA”), if any, the Company and each subsidiary of the Company have not within the preceding three years been, nor to the Company’s knowledge, is it now being, audited or investigated by any Government Entity, including without limitation the Government Accountability Office, the DCAA, the Defense Contract Administrative Service, the Department of Labor, the Department of Health and Human Services, the Environmental Protection Agency, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the Company’s knowledge, is any such audit or investigation threatened.

(c) The Company has not received any draft or final post award audit report, any draft or final notice of cost disallowance or non-compliance with the GSA MAS “Price Reductions” clause. To the Company’s knowledge, information provided by the Company for any such audits was in compliance in all material respects with applicable regulations.

(d) The Company and each subsidiary of the Company have no disputes pending before a contracting office of, or any current claim pending against, any agency or instrumentality of the United States Government.

(e) The Company and, to the Company’s knowledge, each subsidiary of the Company has not, with respect to any contracts or subcontracts for any Governmental Entity and within the preceding three years, received a cure notice or show cause notice advising the Company that it was in default or would, if it failed to take remedial action, be in default under such contract.

(f) There are no outstanding claims with respect to contracts or subcontracts for any Governmental Entity, other than routine invoices in process and unbilled charges, by the Company against a customer, or by a customer against the Company.

(g) The operation of its business by the Company and each subsidiary of the Company, as it relates to the contracts or subcontracts for any Governmental Entity, has been conducted in accordance with all applicable laws, regulations, and other requirements of all Governmental Entities.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

In this Agreement, any reference to a “Parent Material Adverse Effect” means any change, event or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Parent and its subsidiaries, taken as a whole, or the ability of Parent to perform its obligations under this Agreement and timely consummate the transactions contemplated hereby; provided, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (a) any change in the market price or trading volume of Parent’s stock after the Execution Date (provided that such exclusion shall not apply to underlying effect that may have caused or contributed to such change in market price or trading volume); (b) any adverse change, effect, event, occurrence, state of facts or developments to the extent directly or indirectly attributable to the announcement or pendency of the Merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which Parent participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Parent or any of its subsidiaries has material operations or sales, so long as such change, event, effect, occurrence, state of facts or development does not have a materially disproportionate effect on the Parent; (d) any adverse change, effect, event, occurrence, state of facts or development resulting from the taking of any action required by, this Agreement; or (f) any adverse change, effect, event, occurrence, state of facts or developments to the extent attributable to stockholder litigation against Parent and/or its board of directors relating to this Agreement and the transactions contemplated hereby.

Parent and Merger Sub hereby jointly and severally represent and warrant to Company as follows:

3.1 Organization, Standing and Power. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. Each of Parent and Merger Sub has the corporate power to own their respective properties and to carry on their respective businesses as now being conducted and are each duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Parent Material Adverse Effect. Parent is the owner of all outstanding shares of capital stock of Merger Sub.

3.2 Authority.

(a) Parent and Merger Sub each have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions

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contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, as applicable.

(b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub, as applicable, and each constitutes the valid and binding obligations of Parent and Merger Sub enforceable against each by Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or their respective properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not have had and would not be reasonably expected to have a Parent Material Adverse Effect.

(c) Except as otherwise would not have a Parent Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.2, (ii) any filings as may be required under applicable federal, state and local securities laws and the securities laws of any foreign country, (iii) such filings as may be required under HSR and any other applicable antitrust or anti-competition laws of any foreign country, (iv) the filing with the NASDAQ Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon exercise of the options under the Company Stock Option Plans and assumed by Parent, to the extent required, (v) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Parent Common Stock issuable pursuant to outstanding options under the Company Stock Option Plans and assumed by Parent; (vi) the filing of current reports on Form 8-K with the SEC within four (4) business days after the Execution Date and within four (4) business days after the Closing; and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

3.3 Board and Stockholder Approval. The Board of Directors of Parent has approved this Agreement. No action is necessary on the part of the stockholders of Parent in connection with this Agreement or the Merger.

3.4 Proxy Statement/Proxy. The information relating to Parent which is provided by Parent (including any information previously provided by Parent in the Parent SEC Documents) for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is

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first mailed to the stockholders of Company, at the time of the Company Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state a material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by Company or relating to Company which is contained in the Proxy Statement.

3.5 Funds. Parent and Merger Sub have, and as of the Effective Time will continue to have, sufficient funds necessary to consummate the Merger and the other transactions contemplated hereby in accordance with the terms set forth herein and to perform their respective obligations hereunder (including the payment of all cash amounts contemplated by Article 1).

3.6 Litigation. As of the date hereof, neither Parent nor Merger Sub are engaged in, or a party to, or threatened with, any civil, criminal, administrative or other similar actions, suits, claims, proceedings or other investigations before any Governmental Entity that seeks to restrain, invalidate or modify the terms or conditions of the Merger or any other transactions contemplated by this Agreement.

ARTICLE 4

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of Company. From the date of this Agreement through the earlier of the termination of this Agreement or the Effective Time, Company agrees (except as consented to in writing by Parent, which consent shall not be unreasonably withheld, delayed or conditioned), to carry on its business, and to cause its subsidiaries to carry on their respective businesses, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Subject to Section 4.2 hereof, Company further agrees to pay, and to cause it subsidiaries to pay, all debts and Taxes when due, subject (i) to good faith disputes over such debts or Taxes and (ii) the filing of material Tax Returns (provided that Company shall inform Parent of its intention to file such Tax Returns prior to filing), and to pay or perform, and to cause its subsidiaries to pay and perform, all other obligations when due. Company shall use commercially reasonable efforts to preserve intact its and its subsidiaries’ present business organizations, to keep available the services of its and its subsidiaries’ present officers and key employees and to preserve its and its subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with any of them, with the intention that its and its subsidiaries’ goodwill and ongoing businesses shall be unimpaired at the Effective Time.

4.2 Restriction on Conduct of Business of Company. From the date of this Agreement through the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Company Disclosure Schedule or except as permitted by the terms of this Agreement, Company shall not do, cause or permit any of the following, with respect to itself or

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any of its subsidiaries, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock except for dividends or other distributions by any subsidiary only to Company or any direct or indirect wholly-owned subsidiary of Company; or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements in effect on the Execution Date providing for the repurchase of shares in connection with any termination of service to it;

(c) Stock Option Plans. Except as contemplated by written contractual agreements existing as of the Execution Date, accelerate, amend or change the period of exercisability or vesting of options, securities or other rights granted under the Company Stock Option Plans or authorize cash payments in exchange for any options or other rights granted under any of the above;

(d) Material Contracts. Enter into or violate any material contract or commitment, or amend or otherwise modify or waive any of the terms of any of its material contracts other than in the ordinary course of business; provided, that in no event shall Company or any of its subsidiaries enter into any contract, commitment or agreement except that Company shall be permitted to amend or otherwise modify or waive any of the terms of its existing contracts, commitments and agreements in the ordinary course of business (i) which grants any Person exclusive rights or “most favored party” rights of any type or scope, (ii) which provides any Person with equity, as compensation or otherwise, or (iii) with any third party which could reasonably be deemed to be a competitor of Parent; (iv) which contains any non-competition clauses or other material restrictions relating to its or any of its affiliates’ business activities;

(e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to (i) the exercise of Company Options issued and outstanding on the Execution Date or granted pursuant to clause (iii) below, (ii) other rights therefor outstanding as of the Execution Date; (iii) the issuance of no more than 120,000 additional Unvested Company Options in accordance with the ordinary course of business and providing for vesting in accordance with the Company’s customary four year vesting schedule with no acceleration upon a change of control; and (iv) pursuant to the Company ESPP pursuant to Section 5.9(b) hereof.

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(f) Intellectual Property. Transfer, license or otherwise convey to any Person any of its Intellectual Property or any rights to its Intellectual Property, other than in the ordinary course of business;

(g) Exclusive Rights. Enter into or amend in any material respect any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology or amend any such agreement, except in either case any marketing agreements entered into or amended in the ordinary course of business;

(h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except for sales, leases, licenses or other dispositions of products in the ordinary course of business;

(i) Indebtedness. Incur any indebtedness for borrowed money under existing credit lines or otherwise, or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except in the ordinary course of business;

(j) Leases. Enter into any material operating lease;

(k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $250,000, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, except for payment of legal, accounting and banking fees in connection with this Agreement and the transactions contemplated hereunder in the amounts set forth in Schedule 2.6(b);

(l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice, and not withstanding the above, make any such expenditures, additions or improvements in excess of $500,000;

(m) Other Expenses. Except in the ordinary course of business, commit to or incur any other expenses (excluding discharge of indebtedness which is addressed in (k) above and capital expenditures which are addressed in (l) above) in an amount in excess of $250,000, and except for payment of legal, accounting and banking fees in connection with this Agreement and the transactions contemplated hereunder in the amounts set forth in Schedule 2.6(b);

(n) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

(o) Termination or Waiver. Terminate or waive any right of any material value to the Company, except in the ordinary course of business;

(p) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any Plan (or any plan or arrangement that would be a Plan if in effect on the Execution Date) or any other employee benefit or stock purchase or option plan, except as required under

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ERISA or as necessary to maintain the qualified status of such plan under the Code; hire any new officer level employee; increase the compensation (including salary, bonuses, commission and all other forms of remuneration) of any employee, consultant or contractor, or grant any bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director, consultant or contractor, except in the ordinary course of business;

(q) Severance Arrangements. Grant any severance or termination pay to any director, officer or any employee, except payments made pursuant to Company’s existing severance policies and practices and written agreements outstanding on the Execution Date;

(r) Lawsuits. Commence a lawsuit, other than (i) for the routine collection of bills, (ii) in such cases where Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(s) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole;

(t) Taxes. Other than in the ordinary course of business, or as required by GAAP or other applicable law or regulation, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Tax;

(u) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by GAAP; or

(v) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (u) above or otherwise take any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its obligations hereunder.

4.3 No Solicitation.

(a) Company shall not, shall ensure that its subsidiaries do not, and shall not authorize or permit any of the officers, directors, employees, and other agents and representatives, of Company and its subsidiaries to, directly or indirectly, (i) take any action to solicit, initiate, knowingly facilitate or encourage the making, submission or announcement of any Takeover Proposal, (ii) engage in negotiations or discussions regarding, or disclose any nonpublic information relating to Company or any of its subsidiaries or afford access to the properties, books or records of Company or any of its subsidiaries with respect to, any inquiry or

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proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal, or (iii) enter into any letter of intent or similar document or any other contract, agreement or commitment contemplating or otherwise relating to any Takeover Proposal.

(b) Notwithstanding anything to the contrary in this Agreement, prior to the Company Stockholders Meeting, if the Company receives a bona fide written Takeover Proposal, or a bona fide written expression of interest that could reasonably be expected to lead to a Takeover Proposal and the Board of Directors of Company in good faith (i) determines (after consultation with its financial advisors) that such Takeover Proposal (or written expression of interest) constitutes or could reasonably be expected to lead to a Superior Proposal, and (ii) determines (after consultation with its outside legal counsel) that the failure to take such action with respect to such Takeover Proposal would be a breach of its fiduciary duties to the stockholders of the Company under applicable law, then Company and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives may take any of the actions otherwise prohibited by the terms of Section 4.3(a)(ii); provided, that Company first (A) notifies Parent in writing of such determination by the Company Board of Directors, (B) provides Parent with a true and complete copy of such Takeover Proposal (or written expression of interest), (C) provides Parent with all information provided to such third party, written or oral, including but not limited to all documents containing or referring to information of Company that are supplied to such third party, and (D) provides any such non public information pursuant to a non-disclosure agreement at least as restrictive with respect to matters of confidentiality of information as the Confidentiality Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, Company’s Board of Directors shall continue to recommend the Merger, and may not recommend any Takeover Proposal, unless and until such time as (i) the Company’s Board of Directors determines that it has received a Superior Proposal, and (ii) the Board of Directors determines in connection with receipt of such Superior Proposal, after consultation with outside legal counsel, that continuing to make such recommendation with respect to the Merger, failing to change or withdraw such recommendation with respect to the Merger, or failing to recommend such Superior Proposal, would be a breach of its fiduciary duties to the stockholders of the Company under applicable law, at which time the Company’s Board of Directors may change or withdraw its recommendation with respect to the Merger or recommend such Superior Proposal; provided, that, before and as a condition to taking any such action, (i) Company first notifies Parent, in writing and at least 72 hours before doing so, of this intention to take such action, and (ii) Company attaches the most current version of such Superior Proposal (or a description of all material terms and conditions thereof), and (iii) Parent fails to make, within 72 hours of receipt of such written notification, an offer that the Board of Directors of Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of Company from a financial point of view as such Superior Proposal. Company shall make its senior executives available for discussions with Parent and otherwise shall negotiate in good faith with Parent with respect to the terms and conditions of this Agreement and the Merger during such 72-hour period.

(d) Notwithstanding anything herein to the contrary, Company shall in all events call, give notice of, convene and hold the Company Stockholders Meeting and allow

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Company stockholders to vote on the Merger and transactions contemplated hereby, unless Parent shall have terminated this Agreement pursuant to Section 7.1(a)(iii) and Company shall have paid to Parent all amounts payable to Parent pursuant to Section 7.3(b). Company shall not submit to the vote of its stockholders any Takeover Proposal, or propose to do so, prior to termination of this Agreement.

(e) Company shall (i) promptly notify Parent after receipt, but in no event later than 24 hours from such receipt, of any Takeover Proposal (or any notice from any Person that such Person is considering making a Takeover Proposal), or any request for non-public information relating to Company or any of its subsidiaries or for access to the properties, books or records of Company or any of its subsidiaries, by any Person that has advised Company that it may be considering making, or that has made, a Takeover Proposal; (ii) keep Parent informed of the status and details of any such Takeover Proposal notice or request in all material respects; and (iii) provide Parent with a true and complete copy of such Takeover Proposal notice or request, if it is in writing, or an oral summary thereof, if it is not in writing.

(f) Nothing in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act, or from making any statement or other disclosure if the Company’s Board of Directors determines in good faith (after consultation with its outside legal counsel) that the failure to make such statement or other disclosure would be a breach of its fiduciary duties to the stockholders of the Company under applicable law.

(g) For purposes of this Agreement, “Takeover Proposal” means any offer or tender offer or proposal for, or any indication of interest in (whether written or oral), (i) a merger or other business combination involving the Company or any of its subsidiaries, (ii) the acquisition of any significant equity interest (15% or more) in the Company or any of its subsidiaries, or (iii) the acquisition of a significant portion (15% or more on a consolidated basis) of the assets of the Company and its subsidiaries, in each case other than the transactions contemplated by this Agreement.

(h) For purposes of this Agreement, “Superior Proposal” shall mean a bona fide written proposal made by a third party to acquire all or substantially all the assets of Company or a majority of or total voting securities of Company on terms that are more favorable to Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement and for which financing, to the extent required, is then committed.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Proxy Statement. As soon as reasonably practicable after the execution of this Agreement, Company shall prepare and file with the SEC a proxy statement, which complies in form with applicable SEC requirements, for use in connection with the solicitation of proxies from the Company Stockholders in favor of the adoption of this Agreement and the approval of the Merger at the Company Stockholders Meeting (as may be amended or supplemented from time to time, the “Proxy Statement”). If, at any time prior to the Effective Time, any event or

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information should be discovered by Company which should be set forth in a supplement to the Proxy Statement, Company shall promptly inform Parent. Subject to Section 4.3, the Proxy Statement shall include the recommendation of the Board of Directors of Company that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.

5.2 Meeting of Stockholders. Company shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of Company Stockholders at which such stockholders will consider and vote on a proposal to adopt this Agreement and approve the Merger (the “Company Stockholders Meeting”) as promptly as practicable after the Execution Date, and in any event within twenty (20) business days, after the date upon which the Proxy Statement is first mailed to the Company Stockholders (it being understood and hereby agreed that, in the event that the SEC shall elect to provide comments on the Proxy Statement, the Company shall not be required to mail the Proxy Statement to the Company Stockholders until the SEC has indicated to the Company, orally or in writing, that it has no further comments on the Proxy Statement). Company shall give Parent no less than ten (10) business days advance notice of the date which shall be set as the “record date” for the Company Stockholders eligible to vote on this Agreement and the Merger. Company shall also consult with Parent regarding the date of the Company Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Company Stockholders Meeting without the consent of Parent unless this Agreement is first terminated by Company pursuant to Article 7 hereof. Subject to Section 4.3, Company shall use commercially reasonable efforts to solicit from stockholders of Company proxies in favor of the adoption of this Agreement and the approval of the Merger, and shall take all other action required by the rules of Nasdaq, the laws of Delaware or other applicable law to secure the vote or consent of the Company Stockholders to effect the Merger.

5.3 Access to Information; Notice of Certain Matters.

(a) Upon reasonable notice, Company shall afford Parent and its accountants, counsel and other representatives reasonable access during the period prior to the Effective Time or the earlier termination of this Agreement, provided, that such access does not unreasonably disrupt the day-to-day operation of Company, to (i) all of Company’s properties, books, contracts and records, and (ii) all other information concerning the business, properties and personnel of Company as Parent may reasonably request. Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b) Company shall provide Parent and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of Company’s Tax Returns and other records and workpapers relating to Taxes, provided that such access does not unreasonably disrupt the day-to-day operation of Company.

(c) Subject to compliance with applicable law, from the Execution Date until the Effective Time or the earlier termination of this Agreement, Company and Parent

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shall confer on a regular basis to report operational matters of materiality and the general status of ongoing operations of Company.

(d) During the period from the Execution Date and prior to the Effective Time or the earlier termination of this Agreement, Company shall promptly notify Parent in writing of:

(i) the discovery of any event, condition, fact or circumstance which causes, caused, constitutes or constituted a breach of any representation or warranty made by Company in this Agreement or any other agreement contemplated hereby to the extent that such event, condition, fact or circumstance would cause the condition in Section 6.3(a) of this Agreement not to be satisfied;

(ii) any material breach of any covenant or obligation by Company; and

(iii) any event, condition, fact or circumstance that may make the timely satisfaction of any of the covenants or conditions set forth in this Article 5 or Article 6 impossible or unlikely.

(e) No information or knowledge obtained in any investigation conducted pursuant to this Section 5.3, or as a result of any notice provided pursuant to this Section 5.3, after the Execution Date shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(f) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company to disclose or otherwise make any information available, provide access to any information, or otherwise notify Parent or Merger Sub of any information that, in Company’s sole and absolute discretion, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable law or binding order (including any Antitrust Laws), or (ii) the disclosure of which would violate the express terms of any contract or other binding agreement, or (iii) the disclosure of which would jeopardize any attorney-client or other legal privilege.

5.4 Confidentiality. The parties acknowledge that Parent and Company have previously executed a Confidentiality Agreement dated June 29, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

5.5 Public Statements and Disclosure. Company and Parent shall consult with each other before issuing any press releases or otherwise any public statements or other public (or non-confidential) disclosures (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue a press release or make any statements or disclosures without the prior written approval of the other (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by law or by obligations pursuant to any listing agreement with any national securities

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exchange or with the NASD; provided, that no such consultation or approval shall be required to make any disclosure or otherwise take any action permitted by the terms of Section 4.3.

5.6 Consents; Cooperation.

(a) Each of Parent and Company shall promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR. Company and Parent shall each use their respective commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of their respective material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other applicable antitrust or anti-competition laws of any foreign country.

(b) Each of Parent and Company shall use their respective commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and Company shall cooperate and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Parent and Company decide that litigation is not in their respective best interests. Each of Parent and Company shall use their respective commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(c) Notwithstanding anything to the contrary in Section 5.6(a) or (b), Parent shall not be required to divest any of its or its subsidiaries’ businesses, product lines or assets or to take or agree to take any other action or agree to any limitation with respect to any of its or its subsidiaries’ businesses (in each case including Company and its subsidiaries).

(d) Company shall use commercially reasonable efforts to furnish Parent, on or prior to the Closing Date, with evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under the contracts of Company set forth, or required to be set forth, on Schedule 2.24.

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5.7 FIRPTA. Company shall, on or prior to the Closing Date, provide Parent with a properly executed FIRPTA Notification Letter, substantially in the form attached hereto as Exhibit C, which states that shares of capital stock of Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Company shall provide to Parent, as agent for Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form attached hereto as Exhibit D, along with written authorization for Parent to deliver such notice form to the IRS on behalf of Company upon the Closing of the Merger.

5.8 Legal Requirements. Each of Parent and Company shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

5.9 Employee Benefit Plans.

(a) Assumption of Company Options.

(i) At the Effective Time, the Company Stock Option Plans will be assumed by Parent and each outstanding Unvested Company Option will be assumed by Parent and converted into an option to purchase shares of Common Stock of the Parent (“Parent Common Stock”) (each a “Parent Option”). On the Closing Date, Company shall deliver to Parent an updated Schedule 2.2(c) hereto current as of such date. Each Unvested Company Option so assumed by Parent under this Agreement shall retain its respective vesting schedule under the applicable Company Stock Option Plan and its respective stock option agreement and each such Unvested Company Option shall continue to be subject to the terms and conditions set forth in the applicable Company Stock Option Plan and stock option agreement, except that (x) each assumed Unvested Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that would be issuable upon exercise of such Unvested Company Option immediately prior to the Effective Time, assuming that all vesting conditions applicable to such option were then satisfied, multiplied by the quotient obtained by dividing (A) the Per Share Common Stock Consideration by (B) the average closing price of the Parent Common Stock on the NASDAQ National Market System for the five (5) trading days immediately preceding (but not including) the Closing Date (the “Option Exchange Ratio”) and rounded down to the nearest whole number of shares of Parent Common Stock, and (y) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Unvested Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Option

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Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the Company Stock Option Plans and the documents governing the outstanding Company Options under such plans, except as otherwise set forth on Schedule 5.9(a), the Merger will not accelerate the exercisability or vesting of the Unvested Company Options or the shares of Parent Common Stock which will be subject to those options upon the assumption of the Unvested Company Options in connection with the Merger. It is the intention of the parties that the Unvested Company Options assumed by Parent qualify, to the maximum extent permissible, following the Effective Time, as incentive stock options, as defined in Section 422 of the Code, to the extent, and only to the extent, the Unvested Company Options so replaced qualified as incentive stock options prior to the Effective Time. Following the assumption of the Unvested Company Options, all references to the Company in the Unvested Company Options and the Company Stock Option Plans shall be deemed to refer to the Parent.

(ii) After the Effective Time, Parent shall deliver to each holder of an outstanding Unvested Company Option an appropriate notice setting forth such holder’s rights pursuant thereto and such Unvested Company Option shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.9(a) after giving effect to the Merger). Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of such assumed Unvested Company Options pursuant to the terms set forth in this Section 5.9(a).

(iii) The Company Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the deemed disposition and cancellation of the Company Options in the Merger. Provided that Company shall first provide to Parent the names of its stockholders and the number of shares of Company Capital Stock or Company Options which may be subject to Section 16(b) of the Exchange Act and any other information reasonably requested by Parent and relating to the same, the Board of Directors of Parent shall, prior to the Effective Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the deemed grant of options to purchase Parent Common Stock under the Unvested Company Options (as assumed pursuant hereto).

(b) Company ESPP. The Company shall take all actions necessary to cause all outstanding purchase rights under the Company ESPP to be exercised upon the earlier of (i) the next scheduled purchase date under the Company ESPP, or (ii) three (3) trading days immediately preceding but not including the Closing Date (the “New Exercise Date”). In addition, the Company shall take all actions necessary to terminate all existing offering periods under the Company ESPP immediately after the earlier of (i) the next scheduled purchase date under the Company ESPP, or (ii) the New Exercise Date. Any purchase rights existing on the New Exercise Date (if it occurs) under the Company ESPP shall be exercised on the New Exercise Date and each participant in the Company ESPP shall accordingly be issued shares of Company Common Stock at that time. The Company shall take all actions necessary pursuant to the terms of the Company ESPP in order to ensure that no offering periods under the Company ESPP commence after the date hereof. The Company shall take all actions necessary to terminate the Company ESPP immediately prior to the Effective Time.

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(c) Employee Plans. If requested by Parent, Company shall, immediately prior to the Closing Date, terminate any one or more of the Plans and no further contributions shall be made to the Plans, provided, that, as conditions of such termination, (i) Company’s employees who become employees of Parent and/or the Surviving Corporation shall receive employee benefits which in the aggregate are no less favorable than those provided from time to time by Parent and its subsidiaries to their respective similarly situated employees; and (ii) Company’s employees shall be eligible to participate in Parent’s 401(k) plan immediately following the Closing Date in accordance with the terms of such 401(k) plan. Parent and/or Surviving Corporation shall provide or cause to be provided that under each employee benefit plan, policy, program or arrangement where service is relevant to a determination of an employee’s eligibility to participate, vesting, or level or amount of benefits, employees of Company who become employees of Parent and/or the Surviving Corporation shall be credited with their period of service with Company prior to the Closing, to the extent permitted by applicable law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rules. Subject to the approval of any insurance carrier and to the extent consistent with applicable law and applicable tax qualification requirements, Parent and/or the Surviving Corporation shall make available, or cause to be made available, to those employees of Company who become employees of Parent and/or the Surviving Corporation, medical, dental, disability and other welfare benefits plans and programs, to the extent the same is offered by Parent generally to its employees, without regard to any preexisting condition limitation, actively-at-work requirement or similar limitation, provided, and only to the extent, that any analogous restriction applied to such employee under an analogous plan of Company had been satisfied as of the Closing Date. In determining an employee’s share of the cost of coverage under any plan or program of Parent and/or the Surviving Corporation for the year in which the Closing occurs, Parent and/or the Surviving Corporation shall make commercially reasonable efforts to credit the employee with any pre-Closing co-pays and deductibles made by or on behalf of such employee under each comparable plan maintained by Company prior to the Effective Time for such year. Parent shall not be required to have any preexisting condition limitation, actively-at-work requirement or similar limitation waived or to credit any pre-Closing co-pays and deductibles made by or on behalf of such employee unless Company (or its successor entity) or the applicable insurance carrier makes available a HIPAA Certificate evidencing prior coverage under the corresponding or analogous Company plan. Parent and/or Surviving Corporation shall use commercially reasonable efforts to permit Company’s employees who become employees of Parent and/or Surviving Corporation to transfer elections and nominal account balances (if any) from the flexible spending arrangement plans of the Company to the flexible spending arrangement plans of the Parent and/or Surviving Corporation. In the event such plans are not sponsored by Parent and/or Surviving Corporation, Parent and/or Surviving Corporation shall establish, as soon as practicable after the Effective Time, such plans and permit the plan-to-plan transfer of such elections and nominal account balances (if any). Parent shall honor all elections made under Company’s flexible spending arrangement plans. In the event Parent requests Company to terminate any of the Plans, Company shall provide to Parent executed resolutions by the Board of Directors of Company authorizing the termination of the applicable Plan or Plans.

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5.10 Indemnification; Directors’ and Officers’ Insurance.

(a) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its subsidiaries to, honor and fulfill in all respects the obligations of the Company and its subsidiaries under any and all indemnification agreements in effect immediately prior to the Effective Time between the Company or any of its subsidiaries and any of its current or former directors and officers (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its subsidiaries to) cause the certificate or articles of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable to the beneficiaries thereof as the indemnification and exculpation provisions contained in the certificate or articles of incorporation and bylaws (or other similar organizational documents) of the Company and its subsidiaries immediately prior to the Effective Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable law. For purposes of this Section 5.10(a) and Section 5.10(e) below, those provisions providing for indemnification and exculpation contained in Parent’s certificate of incorporation and bylaws immediately prior to the Effective Time shall be deemed to sufficient in scope to satisfy Parent’s obligations as to such indemnification and exculpation provisions if maintained through such six (6) year period.

(b) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to maintain in effect the Company’s existing officers’ and directors’ liability insurance policy (the “D&O Policy”) in respect of acts or omissions occurring on or prior to the Effective Time covering each such Person currently covered by the D&O Policy; provided, that, in satisfying their obligations under this Section 5.10(b), Parent and Surviving Corporation shall not be obligated to pay premiums under the D&O Policy in excess of 150% of the Annual Premium, provided, however, that if Parent and the Surviving Corporation would otherwise be required to expend more than 150% of the Annual Premium to maintain the D&O Policy during such six-year period, then they shall obtain as much comparable insurance as possible for an annual premium equal to 150% of the Annual Premium. Notwithstanding the foregoing, prior to the Effective Time, the Company may purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program, in form and substance reasonably satisfactory to Parent, effective as of the Effective Time, covering a period of six (6) years from and after the Effective Time with respect to acts or omissions occurring on or prior to the Effective Time, with such coverage to have an aggregate coverage limit over the term of such policy in an amount at least equal to the annual aggregate coverage limits under the D&O Policy; provided that the premium for such coverage shall not exceed four (4) times the Annual Premium. In the event that the Company purchases such a “tail” or “runoff” policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such “tail” or “runoff” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 5.10(b) for so long as such “tail” or “runoff” policy shall be maintained in full force and effect. Company represents to Parent that the amount per annum Company paid for the D&O Policy for the period from June 1, 2005 to May 31, 2006 (the “Annual Premium”) is as set forth in Schedule 5.10(b) of the Company Disclosure Letter. Neither Parent or the Company shall be deemed in breach of their obligations to maintain any insurance policy

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pursuant to this Section 5.10(b) as to any Indemnified Party that is denied coverage under such insurance policy by the issuer or underwriter thereof as a result of any act or omission of an Indemnified Person in connection with the application for such insurance policy or any claim thereunder.

(c) The obligations and liability of Parent, the Surviving Corporation and its subsidiaries under this Section 5.10 shall be joint and several.

(d) The obligations under this Section 5.10 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Policy or the “tail” or “runoff” policy referred to in Section 5.10(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Policy or the “tail” or “runoff” policy referred to in Section 5.10(b) (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Policy or the “tail” or “runoff” policy referred to in Section 5.10(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.10, with full rights of enforcement as if a party hereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Policy or the “tail” or “runoff” policy referred to in Section 5.10(b) (and their heirs and representatives)) under this Section 5.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its subsidiaries, or applicable law (whether at law or in equity).

(e) In the event that Parent, Surviving Corporation or any of their subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least 50% of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.10.

5.11 Form S-8. As soon as practicable and in no event more than ten (10) days after the Closing, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to the Company Options assumed pursuant to Section 5.9(a) and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. Company will cooperate and assist Parent in the preparation of such registration statement(s).

5.12 Takeover Statutes. If any Takeover Statute shall become applicable to the transaction contemplated hereby, Company and the members of the Board of Directors of Company shall grant such approvals and take such actions as are necessary so that the Merger and the transactions contemplated hereby may be commenced as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute

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or regulation in the transaction contemplated hereby, except, in each such case, to the extent required in the exercise of the fiduciary duties of the Board of Directors of Company under applicable law as advised by independent counsel.

5.13 Notices. Company shall give all notices and other information required to be given to the employees of Company, any collective bargaining unit representing any group of employees of Company, if applicable, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement.

5.14 Further Assurances. Parent, Merger Sub and Company shall use their respective commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.15 Novation of Contracts or Subcontracts for any Governmental Entity.

(a) The parties agree that novation agreements should not be necessary, but recognize that, in accordance with certain statutes, including Subpart 42.12 et seq. and other regulations, novation or other approval of contracts for any Governmental Entity may be requested by a contracting officer for the full transfer and assignment of the contracts for any Governmental Entity to Parent and that application for novation or other approvals will not be made until after the execution of this Agreement and may take a substantial amount of processing time.

(b) Promptly following the execution of this Agreement, if any contracting officer requests novation of contracts for any Governmental Entity, the parties shall cooperate in an attempt to persuade the contracting officer that a novation is not necessary in light of the nature of this transaction. If unsuccessful in persuading the contracting officer, however, each party shall complete its respective portion of the documentation required for novation of each contracts for any Governmental Entity by FAR Subpart 42.12, including FAR 42.1204(b), 42.1204(e) and 42.1204(f) as well as by reasonable request of the Governmental Entity, and the Company shall deliver its portion to Parent. On behalf of Company, Parent shall promptly submit the required documentation to the appropriate contracting officer and provide a copy thereof to Company. Each party will thereafter, promptly and in coordination with the other party, respond appropriately to any requests from the contracting officer for additional information or documentation relating to such novation. Each party shall keep the other fully informed, on a current and timely basis, as to the progress of the novation process and provide copies of all letters, correspondence, and other material documents to or from the Governmental Entity with respect thereto. If the appropriate contracting officer (i) provides no acknowledgment of or response to the notice of change in ownership and control within thirty (30) days, or (ii) asserts that novation of the contracts for any Governmental Entity is required, but then refuses to permit novation of a contracts for any Governmental Entity under

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substantially the same terms and conditions as in effect at the time of the Closing in the name of Parent and without material adverse conditions upon either Company or Parent within ninety (90) days and, (A) such decision is no longer appealable by law or regulation, or (B) the parties jointly agree that such decision cannot or should not as a practical matter be further pursued, appealed, or submitted for reconsideration, the parties shall for a period of thirty (30) days consult in good faith on how to proceed.

ARTICLE 6

CONDITIONS TO THE MERGER

No party may refuse to close as to any condition that remains unsatisfied where such party’s failure to fulfill its obligations under this Agreement shall have been the cause of, or resulted in, the condition not being satisfied, provided, however, that no party shall be obligated to close in the absence of fulfillment of any such condition, where a closing without fulfillment of such conditions would result in a violation of Applicable Law.

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger and effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

(a) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by a Governmental Entity (which has jurisdiction over Company or Parent) seeking any of the foregoing be pending.

(c) No Illegality. No statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

(d) Governmental Approval. Parent, Merger Sub and Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary to consummate the Merger, including but not limited to such approvals, waivers and consents as may be required under HSR.

6.2 Additional Conditions to Obligations of Company. The obligations of Company to consummate the Merger and effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any of which may be waived, in writing, by Company:

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(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time or, in the case of representations and warranties of Parent which speak specifically as of an earlier date, shall be true and correct as of such earlier date, except in each case, (A) for changes contemplated by the Agreement, or (B) where the failure to be true and correct has not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect, and (ii) Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent as of the Effective Time.

(b) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent by an authorized officer to the effect set forth in Section 6.2(a).

6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Company in this Agreement (as qualified by the Company Disclosure Schedule) shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and or, in the case of representations and warranties of Company which speak specifically as of an earlier date, shall be true and correct as of such earlier date, except in each case, (A) for changes contemplated by the Agreement, or (B) where the failure to be true and correct has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect, and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

(b) No Company Material Adverse Effect. Since the Execution Date, there shall not have occurred any Company Material Adverse Effect that has not been remedied or otherwise cured.

(c) Certificate of Company. Parent shall have been provided with a certificate executed on behalf of Company by its President to the effect set forth in Sections 6.3(a).

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ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination.

(a) At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company, this Agreement may be terminated:

(i) by mutual written consent duly authorized by each party’s Board of Directors;

(ii) by either Parent or Company, if the Closing shall not have occurred on or before January 31, 2006; provided, that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose action or failure to act has been the principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement);

(iii) by either Parent or Company, if the Requisite Stockholder Approval shall not have been obtained at the Company Stockholder Meeting or any postponement or adjournment thereof;

(iv) by either Parent or Company, if:

(A) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable; or

(B) any statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

(v) by Parent, if

(A) Company shall materially breach any representation, warranty, obligation or agreement hereunder (other than a breach of Section 4.3(a) hereof which is specifically addressed in subsection (B) below) such that the conditions to Parent’s obligation to close the Merger set forth in Sections 6.3(a) would not be satisfied at the Closing and such breach shall not have been cured within twenty (20) business days of receipt by Company of written notice of such breach, provided, that the right to terminate this Agreement by Parent under this Section 7.1(a)(v)(A) shall not be available to Parent where Parent is at that time in material breach of this Agreement; or

(B) Company or any of its subsidiaries or their respective officers, directors, employees or representatives have materially breached or violated the restrictions of Section 4.3(a) hereof; or

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(C) the Board of Directors of Company shall have (w) changed or withdrawn its recommendation in respect of the Merger in a manner adverse to Parent, (x) failed to include in the Proxy Statement its recommendation that Company Stockholders vote in favor of the adoption of this Agreement and approval of the Merger, or (y) recommended, endorsed, accepted or agreed to a Takeover Proposal, or (z) resolved to take any of the actions referenced in the foregoing clauses (w) – (y), inclusive; or

(vi) by Company:

(A) if Parent shall materially breach any representation, warranty, obligation or agreement hereunder such that the conditions to Company’s obligation to consummate the Merger set forth in Section 6.2(a) would not be satisfied and such breach shall not have been cured within twenty (20) business days of receipt by Parent of written notice of such breach, provided, that the right to terminate this Agreement by Company under this Section 7.1(a)(vi)(A) shall not be available to Company where Company is at that time in material breach of this Agreement; or

(B) prior to entering into a definitive agreement with respect to a Superior Proposal; provided that (1) Company has not breached the terms of Section 4.3 with respect to such Superior Proposal, (2) the Company’s Board of Directors has authorized the Company to enter into a definitive agreement in respect of such Superior Proposal, (3) Parent has not made an offer that the Company’s Board of Directors determines in good faith, after consultation with a financial advisor and its outside legal counsel, is at least as favorable to Company Stockholders as such Superior Proposal within the 72-hour period contemplated by Section 4.3(c), and (4) concurrently with the termination of this Agreement, Company pays to Parent a cash fee in an amount equal to the Termination Fee Amount set forth in Section 7.3(f) and enters into a definitive agreement with respect to such Superior Proposal.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part, of Parent, Merger Sub or Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, notwithstanding the above, (i) the provisions of Section 5.4 (Confidentiality), this Section 7.2 and Section 7.3 (Expenses and Termination Fees) shall remain in full force and effect and survive any termination of this Agreement and (ii) subject to Section 7.3(h), nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement.

7.3 Expenses and Termination Fees.

(a) Subject to the terms of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

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(b) The Company shall pay Parent a cash fee of $5,500,000 (the “Termination Fee Amount”), by wire transfer of immediately available funds to an account designated in writing by Parent within one (1) business day after satisfaction of all conditions to such payment referenced in this Section 7.3(b), in the event that (i) Parent or Company terminates this Agreement pursuant to Section 7.1(a)(ii) or Section 7.1(a)(iii) hereof, and (ii) following the Execution Date and prior to such termination of this Agreement, a Takeover Proposal shall have been publicly announced or shall have become publicly known and shall not have been withdrawn, and (iii) within twelve (12) months following such termination of this Agreement, either a Company Acquisition (as defined below) is consummated, or the Company enters into a letter of intent or binding contract providing for a Company Acquisition and such Company Acquisition is later consummated. For purposes of this Agreement, a “Company Acquisition” shall mean any of the following transactions or a series of related transactions having any of the following effects (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction; (B) a sale or other disposition by the Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Company’s business immediately prior to such sale; or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company.

(c) If Parent terminates this Agreement pursuant to Section 7.1(a)(v)(A), Company shall promptly reimburse Parent for up to $2,000,000 of the actual, reasonable and documented out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its outside advisors, outside accountants and outside legal counsel).

(d) If Parent terminates this Agreement pursuant to Section 7.1(a)(v)(B) or Section 7.1(a)(v)(C), Company shall promptly pay to Parent a cash fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account designated in writing by Parent.

(e) If Company shall terminate this Agreement pursuant to Section 7.1(a)(vi)(A), Parent shall promptly reimburse Company for up to $2,000,000 of the actual, reasonable and documented out-of-pocket costs and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its outside advisors, outside accountants and outside legal counsel).

(f) If Company terminates this Agreement pursuant to Section 7.1(a)(vi)(B), as a condition and prior to such termination, the Company shall pay to Parent a cash fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account designated in writing by Parent.

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(g) Company and Parent acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Company and Parent would not enter into this Agreement. Company and Parent further agree that if Company or Parent, as the case may be, fails to pay the fees required hereunder, and, in order to obtain such payment, Company or Parent commences a suit against the other that results in a judgment against Company or Parent, as the case may be, for such fees, Company or Parent, as the case may be, shall pay to the other interest on such required fees from and including the date payment of the applicable fees ware originally due to (but excluding) the date of actual payment, at the prime rate of Bank of America, National Association in effect on the date such fee payment was originally required to be made.

(h) Company and Parent acknowledge and agree that payment of the fees contemplated by this Section 7.3 shall be liquidated damages paid in lieu of any other damages that may arise of any breach of this Agreement.

7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, that an amendment made subsequent to adoption of the Agreement by the stockholders of Company shall not alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party granting such waiver or extension.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article 1, Section 5.4 (Confidentiality), Section 5.9 (Employee Benefit Plans), Section 5.10 (Indemnification; Directors’ and Officers’ Insurance), Section 5.11 (Form S-8), Section 5.14 (Further Assurances), Section 7.3 (Expenses and Termination Fees), Section 7.4 (Amendment), and this Article 8 shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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(a) if to Parent, to:

    BEA Systems, Inc.

    2315 North First Street

    San Jose, CA 95131

    Attention: General Counsel

    Facsimile No.: (408) 570-8944

    Telephone No.: (408) 570-8000

    with a copy to:

    Morrison & Foerster LLP

    755 Page Mill Road

    Palo Alto, CA 94304-1018

    Attention: Michael C. Phillips, Esq.

    Facsimile No.: (650) 494-0792

    Telephone No.: (650) 813-5620

(b) if to Company, to:

    Plumtree Software, Inc.

    500 Sansome Street

    San Francisco, CA 94111

    Attention: General Counsel

    Facsimile No.: (415) 263-8991

    Telephone No.: (415) 263-8900

    with a copy to:

    Wilson Sonsini Goodrich & Rosati

    Professional Corporation

    One Market Street, Spear Tower, Suite 3300

    San Francisco, CA 94105-1126

    Attention: Michael S. Ringler, Esq.

    Facsimile No.: (415) 947-2099

    Telephone No.: (415) 947-2000

8.3 Interpretation; Certain Definitions. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date. The term “Person” shall mean any corporation, partnership, individual, trust, unincorporated association or other entity or Group (within the meaning of Section 13(d)(3) of the Exchange Act). The table of contents

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and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4 Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Company Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Article 1, Sections 5.9, 5.10 and 5.11, and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.8 Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of Delaware without reference to such state’s principles of conflicts of law. Each of the parties hereto irrevocably consents to the jurisdiction of any state court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.11 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a sum for its attorneys’ fees and all other costs and expenses incurred in such action or suit.

[Signatures Follow On A Separate Page.]

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IN WITNESS WHEREOF, Company, Parent and Merger Sub have each caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

“Company”

PLUMTREE SOFTWARE, INC.

By:
Name:
Title:

“Parent”

BEA SYSTEMS, INC.

By:
Name:
Title:

“Merger Sub”

BAJA, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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APPENDIX I

INDEX OF DEFINED TERMS

Defined Term	Section
Agreement	Introduction
Annual Premium	5.10(b)
Antitrust Laws	5.6(b)
Certificate of Merger	1.2
Certificates	1.7(c)(i)
Closing	1.2
Closing Date	1.2
Code	1.9
Company	Introduction
Company Acquisition	7.3(b)
Company Authorizations	2.8
Company Balance Sheet Date	2.4(b)
Company Capital Stock	1.6(a)
Company Common Stock	1.6(a)
Company Disclosure Schedule	Article 2
Company ESPP	1.6(a)
Company Financial Statements	2.4(b)
Company Material Adverse Effect	Article 2
Company Preferred Stock	1.6(a)
Company Options	1.6(a)
Company Stockholder	1.7(c)(iii)
Company Stockholders Meeting	5.2
Company SEC Documents	2.4(a)
Company Stock Option Plan(s)	1.6(a)
Company Warrant	1.6(g)
Confidential Information	2.10(h)
Confidentiality Agreement	5.4
DCAA	2.29(b)
Defined Benefit Plan	2.13(a)(i)
Delaware Law	1.1
Dissenting Shares	1.11
D&O Policy	2.10(b)
Effective Date	1.2
Effective Time	1.2
Environmental Laws	2.11
ERISA	2.13(a)(ii)
Exchange Act	2.4(a)
Exchange Agent	1.7(a)
Execution Date	Introduction
GAAP	Article 2

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Defined Term	Section
Governmental Entity	2.3(c)
GSA	2.29(b)
Hazardous Materials	2.11
HSR	2.3(c)(iv)
Indemnified Parties	5.10(a)
Intellectual Property	2.10(a)
IRS	2.13(h)
knowledge	Article 2
Leased Premises	2.25(a)
Leases	2.25(a)
Material Contracts	2.22
Member of the Controlled Group	2.13(a)(iii)
Merger	Recital A
Merger Sub	Introduction
Multiemployer Plan	2.13(a)(iv)
NASD	2.3(c)(ii)
Option Exchange Ratio	5.9(a)
Order	5.6(b)
ordinary course of business	Article 2
Parent	Introduction
Parent Common Stock	5.9(a)(i)
Parent Material Adverse Effect	Article 3
Parent Option	5.9(a)
Per Share Common Stock Consideration	1.6(a)
Person	8.3
Plans	2.13(b)
Proceeding	2.7
Products	2.10(b)
Proxy Statement	5.1
Requisite Stockholder Approval	2.19
SEC	Article 2
Securities Act	2.4(a)
SOX	2.4(c)
Superior Proposal	4.3(h)
Surviving Corporation	1.1
Takeover Proposal	4.3(g)
Takeover Statute	2.28
Tax Authority	2.12(g)
Tax Return	2.12(g)
Tax, Taxes and Taxable	2.12(g)
Termination Fee Amount	7.3(b)
Third Party Intellectual Property Rights	2.10(c)
Unvested Company Option	1.6(a)
Vested Company Option	1.6(a)

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Defined Term	Section
Voting Agreement	Recitals

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